                                                                   EXHIBIT 10.1


                                         Form 234 KGT 12-85 (Second Revised) NS
                                         OPIC Contract of Insurance No. E136


                   OVERSEAS PRIVATE INVESTMENT CORPORATION


                            CONTRACT OF INSURANCE


                                   Against


                               Inconvertibility
                                 Expropriation
                              Political Violence


                              as defined below,


       between the Overseas Private Investment Corporation ("OPIC") and


                              The Pioneer Group, Inc.
                              60 State Street, 19th Floor
                              Boston, Massachusetts 02109-1975


                              a corporation organized and existing under the laws of the State of Delaware


                                                            (the "Investor").

                              TABLE OF CONTENTS


                    Title                                                Page
                    -----                                                ----
Article I - Subject of Insurance and Exchange of Promises

          1.01      Subject ............................................  I-1
          1.02      Promises ...........................................  I-2
          1.03      Maximum Aggregate Compensation .....................  I-2
          1.04      Full Faith and Credit ..............................  I-3
          1.05      Term ...............................................  I-3
          1.06      Premiums and Active Amount Elections ...............  I-3
          1.07      Administrative Fee .................................  I-3

Article II - Inconvertibility - Scope of Coverage*

          2.01      Inconvertibility of Local Currency ................. II-1
          2.02      Exclusions ......................................... II-1

Article III - Inconvertibility - Amount of Compensation*

          3.01      Rate of Compensation for Inconvertibility ..........III-1
          3.02      Limitation .........................................III-1

Article IV - Expropriation - Scope of Coverage*

          4.01      Total Expropriation ................................ IV-1
          4.02      Expropriation of Funds ............................. IV-1
          4.03      Provocation Exclusion .............................. IV-1

Article V - Expropriation - Amount of Compensation*

          5.01      Total Expropriation ................................  V-1
          5.02      Expropriation of Funds .............................  V-1
          5.03      Adjustments ........................................  V-1
          5.04      Limitations ........................................  V-2

Article VI - Political Violence - Scope of Coverage*

          6.01      Loss Due to Political Violence ..................... VI-1
          6.02      Exclusions ......................................... VI-1

______________

*This Table of Contents applies to all coverages offered by OPIC whether or not all of those coverages are provided in this contract.

                    Title                                                 Page
                    -----                                                 ----

Article VII - Political Violence - Amount of Compensation*

          7.01      Basis of Compensation .............................. VII-1
          7.02      Limitations ........................................ VII-1
          7.03      Investor's Share ................................... VII-2
          7.04      Book Value of Insured Investment ................... VII-2
          7.05      Appraisal .......................................... VII-3
          7.06      Estimated Compensation ............................. VII-3

Article VIII - Procedures

          8.01      Application for Compensation .......................VIII-1
          8.02      Assignment of OPIC .................................VIII-1
          8.03      Security ...........................................VIII-2
          8.04      Excess Salvage Value ...............................VIII-2
          8.05      Arbitration ........................................VIII-2
          8.06      Election of Active Amounts and Coverage Ceilings ...VIII-3
          8.07      Termination ........................................VIII-3
          8.08      Legal and Miscellaneous ............................VIII-3
          8.09      Notices ............................................VIII-3
          8.10      Refund of Premiums .................................VIII-3

Article IX - Investor's Duties

          9.01      Duties .............................................  IX-1
          9.02      Default ............................................  IX-3
          9.03      Non-Waiver .........................................  IX-3
          9.04      Cure ...............................................  IX-3

Article X - Amendments .................................................   X-1

           Article I - Subject of Insurance and Exchange of Promises.

1.01    Subject

        1. Investment. The Investor promises that the Investor contributed or will contribute up to $22,800,750 in United States dollars consisting of

                (a) $22,000,750 in United States dollars consisting of

                        (i) $750 in United States dollars in the form of an equity investment; and

                        (ii) $22,000,000 in United States dollars in the form of 100 percent participation in a loan made or to be made by State Street Bank and Trust Company
                        ("State Street Bank")

to

                Forest-Starma Joint Stock Company
                ul. Koprovaya 4, Komsomolsk-on-Amur
                Khabarovsk 681005, Russia

                a joint stock company of the closed type organizaed under the laws of Russia

                                                   (the "foreign enterprise")

and

                (b) $800,000 in United States dollars

to              Starma-Holding
                ul. Koprovaya 4, Komsomolsk-on-Amur
                Khabarovsk 681005, Russia

for which the Investor has acquired or will acquire up to

                (c) 750 shares of common stock for the investment identified in paragraph (a)(i) above, representing 50 percent equity interest in the foreign enterprise; and

                (d) 100 percent participation interest in a loan made by State Street Bank to Forest-Starma under the terms of the Master Short-Term Credit Agreement dated June 9, 1995, as evidenced by the participation certificates purchased by the Investor from State Street Bank pursuant to the Participation Agreement between the Investor and State Street Bank dated June 9, 1995, for the investment identified in paragraph (a)(ii) above; and

                (e) 195 shares of common stock for the investment identified in paragraph (b) above, representing 13 percent equity interest in the foreign enterprise

                                                  (together, the "investment").

Ninety percent of each of these interests acquired by the Investor is insured under this contract (the "insured investment").

        2.      Project. The investment will be applied to

                timber harvesting, reforestation, and wood processing in Khabarovsk Krai in Russia


                                                               (the "project").

        3. "Foreign governing authority" means the governmental authority(ies) in effective control in all or part of Russia. The term "foreign governing authority" includes not only the federal government of the project country and its agencies and instrumentalities exercising governmental (as distinguished from commercial) functions but also subordinate levels of government, local and municipal governments, and agencies and instrumentalities through which they exercise such governmental functions. The term "foreign governing authority" does not include any entity in which the foreign governing authority has an ownership interest if the entity performs commercial functions directly related to the project.

1.02    Promises.

        OPIC promises that if acts occur during the term of this contract which satisfy the requirements for coverage in Article II, IV or VI, OPIC will pay the Investor the amount of compensation provided in Article III, V or VII, in accordance with the procedures in Article VIII.

        The Investor promises to comply with the duties in Article IX. If the Investor violates any of those duties, the Investor may lose rights, including the right to compensation.

        Amendments to Articles I through IX may be contained in Article X.

1.03    Maximum Aggregate Compensation

        OPIC will not pay compensation under this contract in an aggregate amount that exceeds $47,000,000.

1.04    Full Faith and Credit.

        The full faith and credit of the United States of America is pledged to secure the full payment by OPIC of its obligations under this contract.

1.05    Term

        This contract shall enter into force on the date it has been signed by OPIC and the Investor and shall terminate 20 years afterward unless terminated earlier (Sec. 807; Sec. 9.02).

1.06    Premiums and Active Amount Elections.

        The Investor shall elect amounts of coverage (Sec. 8.06) and pay premiums on or before each annual anniversary of the effective date of the contract.

        The coverages and premiums for the first period shall be as follows:

                       Inconvertibility    Expropriation    Political Violence
                       ----------------    -------------    ------------------
Coverage Ceiling          $1,800,000        $47,000,000        $47,000,000
Active Amount             $1,800,000        $16,400,000        $16,400,000
Premium Rate is          x  0.40000%       x   0.72000%        x  0.63000%
                          ----------        -----------        -----------
Total premium is:         $ 7,200.00       +$118,080.00       +$103,320.00       = $228,600.00
                                                                                   -----------

1.07 Administrative Fee. The Investor will pay an annual fee for contract administration of 0.25% of the Investment amount (Sec. 1.01.1) on or before the contract effective date and on or before each annual anniversary of the contract effective date, but only if the administrative fee exceeds the premium due for the contract for that period. If the administrative fee exceeds the premium due for that period, the premium will be waived.

               Article II - Inconvertibility - Scope of Coverage.

2.01 Inconvertibility of Local Currency. Local currency shall be deemed inconvertible and compensation shall be payable, subject to the exclusions (section 2.02) and limitation (section 3.02), if neither the Investor nor the foreign enterprise is able legally

        (a) to convert earnings from or returns of the insured investment into United States dollars through any channel during the 180 days immediately prior to a claim to OPIC, except at an exchange rate that is less favorable than the then-prevailing exchange rate described under section 3.01.2, or

        (b) to transfer such converted earnings to the United States during such period.

2.02    Exclusions. No compensation for inconvertibility shall be payable if

        (a)   Pre-existing Restrictions.

              (1) An investor in comparable circumstances would have been unable legally (a) to convert local currency into United States dollars on the date of this contract or (b) to transfer such dollars to the United States on the date of this contract; and

              (2) The Investor knew or should have known about the restriction;
              or

        (b) Investor Diligence. The Investor has not made all reasonable efforts to convert the local currency into United States dollars or to transfer such dollars to the United States through all direct and indirect legal mechanisms reasonably available; or

        (c) Reconversions. The local currency represents funds which were previously converted into another currency; or

        (d) Provocation. The preponderant cause is unreasonable action attributable to the Investor, including corrupt practices.

        (e) Use Restricted by Expropriation. The use of such local currency is restricted by an expropriatory action (section 4.02).

                                     III-1

            Article III - Inconvertibility - Amount of Compensation

3.01    Rate of Compensation for Inconvertibility.

        1.  Date. If the requirements of inconvertibility are satisfied
(Article II), subject to the limitation (Sec. 3.02), OPIC shall pay compensation

            (a) against prior delivery of the inconvertible local currency, or

            (b) if the Investor is unable legally to deliver the local currency or if OPIC so requests, against prior assignment of the Investor's right to receive the payment that is the subject of the claim.

If the Investor delivers local currency or an assignment of rights denominated in local currency, compensation shall be the United States dollar equivalent of the local currency at the exchange rate in effect 0 days before OPIC receives the completed application for compensation.

If the Investor delivers an assignment of rights denominated in United States dollars, compensation shall be the United States dollar amount of the rights so assigned.

        2.  Exchange Rate.

            (a) The exchange rate shall be the official exchange rate applicable to the type of remittance involved.


            (b) If, however,

                (1) United States dollars were not generally available at the applicable official exchange rate; and

                (2) exchanges of local currency for United States dollars were effected legally and customarily through another channel;

            then the exchange rate shall be the effective rate obtained through that channel.

            (c) In either case, the exchange rate shall be net of all deductions for governmentally imposed charges, such as taxes and commissions.

3.02 Limitation. Compensation shall not exceed the Active Amount (Sec. 8.06) in effect 180 days before OPIC receives the application for compensation.

                 Article IV - Expropriation - Scope of Coverage.

4.01 Total Expropriation. Compensation is payable for total expropriation (Sec. 5.01), subject to the exclusions (Sec. 4.04) and limitations (Sec. 5.04), if an act or series of acts satisfies all of the following requirements:

        (a) the acts are attributable to a foreign governing authority which is in de facto control of the part of the country in which the project is located;

        (b) the acts are violations of international law (without regard to the availability of local remedies) or material breaches of local law;

        (c) the acts directly deprive the Investor of fundamental rights in the insured investment (Rights are "fundamental" if without them the Investor is substantially deprived of the benefits of the investment); and

        (d) the violations of law are not remedied (Sec. 9.01.9) and the expropriatory effect continues for six months.

4.02 Expropriation of Funds. Compensation is payable for an expropriation of funds that constitute a return of the insured investment or earnings on the insured investment (Sec. 5.02) if an act or series of acts

        (a) satisfies the governmental action, illegality and duration requirements (Sec. 4.01(a), (b) and (d)); and

        (b) directly results in preventing the Investor from

            (1) repatriating the funds; and

            (2) effectively controlling the funds in the country in which the project is located.

4.03    Exclusions.  No compensation for expropriation shall be payable if

        (a) Provocation. The preponderant cause is unreasonable action attributable to the Investor, including corrupt practices.

        (b) Government Action. The action is taken by the foreign governing authority in its capacity or through its powers as a purchaser, supplier, creditor, shareholder, director or manager of the foreign enterprise.

              Article V - Expropriation - Amount of Compensation.

5.01 Total Expropriation. For total expropriation (section 4.01), OPIC shall pay compensation in United States dollars in the amount of the book value of the insured investment, subject to adjustments (section 5.03) and limitations (section 5.04).

        Compensation is computed as of the date the expropriatory effect commences (section 4.01(c)) and is based on financial statements maintained in accordance with section 9.01.6 for the foreign enterprise. However, OPIC may

        (1) conform the financial statements to principles of accounting generally accepted in the United States; and

        (2) make adjustments (section 5.03).

OPIC shall be bound by the Investor's choice among generally accepted accounting principles, if the choice is consistent with the Investor's own accounting, unless such choice results in a substantial overstatement of the fair market value of the insured investment or the foreign enterprise as an independent entity.

5.02 Expropriation of Funds. For expropriation of funds (section 4.02), OPIC shall pay compensation in the amount of the United States dollar equivalent of the expropriated funds at the exchange rate determined in accordance with section 3.01.2, computed as of the date the expropriation begins. Compensation for expropriation of funds shall be subject to the adjustments and limitations (section 5.03 and section 5.04).

5.03    Adjustments.

        1. Investments of Property. Non-cash items contributed as part of the investment shall be adjusted if necessary to reflect the fair market value of the items furnished at the time of contribution to the project, plus freight, installation and other reasonable direct costs incurred in furnishing the items to the project.

        2. Non-Insured Contribution. Any direct or indirect contribution (and retained earnings thereon) by the Investor after the insured investment is made shall be deducted from the book value of the foreign enterprise.

        3. Special Accounting Rules. Dealings among related parties shall be adjusted if necessary to reflect transactions as they would have occurred had they been at arm's length, and forgiveness of obligations shall be disregarded. Each entity shall be accounted for as if it were a separate person for income tax purposes, and the effect of tax shifting arrangements shall be disregarded. Obsolescence or permanent reduction in recoverable values shall be recognized by adjusting the book value of assets to realizable value. OPIC may adjust financial statements to reflect the effect of events that occur before the expropriatory effect commences, such as events of loss which are later confirmed.

        4. Other Compensation and Retained Property. OPIC may reduce compensation by the amount of

        (a) compensation received from other sources on account of the loss (excluding compensation payable under other insurance policies, except to the extent necessary to prevent the Investor from recovering more than the amount of the loss as recognized under any of the policies under which compensation is due, without regard to policy limits); and

        (b) the book value of commercially viable property which remains subject to the Investor's effective disposition and control after the expropriatory effect commences (unless OPIC requires the Investor to assign the property (Section 8.02)); and

        (c)  any obligation the Investor is relieved of by the expropriation.

The reduction shall be proportionate to the extent that these items are attributable to the insured investment.

        5. Start-up Expenses. If the book value of the insured investment of a new foreign enterprise in the development stage is less than the insured amount originally contributed, the accumulated loss will be disregarded if

        (a) the foreign enterprise is newly formed for the principal purpose of undertaking the project.

        (b) the foreign enterprise is a going concern as of the date the expropriatory effect commences.

        (c) that date is within three years of the date this contract is issued, and

        (d) it is clear that no adjustment to book value is necessary by reason of obsolescence or permanent reduction in recoverable values of productive facilities or assets.

5.04 Limitations. Compensation shall not exceed any of the following limitations:

        (a) Active Amount. The Active Amount (Section 8.06) on the date the expropriatory effect commences;

        (b) Insolvency. If the liabilities of the foreign enterprise exceed its assets as of the date the expropriatory effect commences, the amount that the Investor would have been entitled to receive in insolvency proceedings with respect to the insured investment if assets had been liquidated at book value on that date:

        (c) Self-Insurance. The maximum amount which could be received by the Investor from OPIC without breaching Section 9.01.3.

             Article VI -- Political Violence -- Scope of Coverage.


6.01 Loss Due to Political Violence. Compensation is payable, subject to the exclusions (Section 6.02) and limitations (Section 7.02), if political violence is the direct and immediate cause of the permanent loss (including loss of value by damage or destruction) of tangible property of the foreign enterprise used for the project.

        "Political violence" means a violent act undertaken with the primary intent of achieving a political objective, such as declared or undeclared war, hostile action by national or international armed forces, civil war, revolution, insurrection, civil strife, terrorism or sabotage. However, acts undertaken primarily to achieve labor or student objectives are not covered.

6.02    Exclusions.  No compensation for political violence shall be payable

        (a) Excluded Property. For loss of precious metals, gems, works of art, money or documents;

        (b) Minimum Loss. If the amount of compensation payable would be less than $5,000;

        (c) Reasonable Protective Measures. If the loss results from the failure to take reasonable measures to protect or preserve the property; or

        (d) Provocation. If the preponderant cause of the loss is unreasonable action attributable to the Investor, including corrupt practices.

                                     VII-1

           Article VII - Political Violence - Amount of Compensation

7.01 Basis of Compensation. If the requirements of Article VI are satisfied, and subject to the limitations (Sec. 7.02), OPIC shall pay compensation for a loss in United States dollars in the amount of

        (a) Adjusted Cost. Adjusted cost is the Investor's share (Sec. 7.03) of the lowest of

            (1) the original cost;

            (2) fair market value; or

            (3) the reasonable cost of repair;

        less anything of value received by the Investor on account of the property lost and less the Investor's share of any such receipts by the foreign enterprise; or

        (b) Replacement Cost. If the Investor so elects, OPIC will pay the reasonable cost to repair any item of lost property or to replace it with equivalent new property, less anything of value received by the Investor or the foreign enterprise on account of the property lost. Such compensation shall not exceed 200% of the original cost of the item. To receive such compensation, the Investor must repair or replace the lost property to the project within three years of the loss.

OPIC shall not reduce the compensation payable under subsections (a) or (b) above by the amount of compensation payable under other insurance policies on account of the property lost, except to the extent necessary to prevent the Investor from recovering more than the amount of the loss as recognized under any of the policies under which compensation is due, without regard to policy limits.

7.02 Limitations. Compensation shall not exceed any of the following limitations:

        (a) Active Amount. The Active Amount (Sec. 8.06) on the date of the loss.

        (b) Self-insurance. The maximum amount which could be recovered by the Investor from OPIC without breaching Sec. 9.01.3.

        (c) Aggregate Adjusted Cost Compensation. Aggregate compensation for property compensated at adjusted cost shall not exceed the book value of the insured investment (Sec. 7.04) at the time of loss.

                                     VII-2

7.03 Investor's Share. "Investor's share" means the ratio that the equity owned by the Investor bears to the total equity of the foreign enterprise.

7.04    Book Value of Insured Investment.

        (a) Book Value. Book value is based on financial statements maintained by the Investor in accordance with Section 9.01.6 for the foreign enterprise. However, OPIC may

             (1) conform the financial statements to principles of accounting generally accepted in the United States; and

             (2)  make adjustments (Section 7.04(b)).

        OPIC shall be bound by the Investor's choice among generally accepted accounting principles, if the choice is consistent with the Investor's own accounting, unless such choice results in a substantial overstatement of the fair market value of the insured investment or the foreign enterprise as an independent entity.

        (b)  Adjustments.

             (1) Investments of Property. Non-cash items contributed to the investment shall be adjusted if necessary to reflect the fair market value of the items furnished at the time of contribution to the project, plus freight, installation and other reasonable direct costs incurred in furnishing the items to the project.

             (2) Non-Insured Contribution. Any direct or indirect contribution (and retained earnings thereon) by the Investor after the insured investment is made shall be deducted from book value of the foreign enterprise.

             (3) Special Accounting Rules. Dealings among related parties shall be adjusted if necessary to reflect transactions as they would have occurred had they been at arm's length, and forgiveness of obligations shall be disregarded. Each entity shall be accounted for as if it were a separate person for income tax purposes, and the effect of tax shifting arrangements shall be disregarded. Obsolescence or permanent reduction in recoverable values shall be recognized by adjusting the book value of assets to realizable value. OPIC may adjust financial statements to reflect the effect of events that occur before the loss of property, such as events of loss which are later confirmed.

                                     VII-3

            (4) Start-up Expenses. If the book value of the insured investment of a new foreign enterprise in the development stage is less than the insured amount originally contributed, the accumulated loss will be disregarded if

                (a) the foreign enterprise is newly formed for the principal purpose of undertaking the project.

                (b) the foreign enterprise is a going concern as of the date of the loss.

                (c) that date is within three years of the date this contract is issued, and

                (d) it is clear that not adjustment to book value is necessary by reason of obsolescence or permanent reduction in recoverable values of productive facilities or assets.

        (c) Insolvency. If the labilities of the enterprise exceed its assets as of the date of the loss, book value of the insured investment shall not exceed the amount that the Investor would have been entitled to receive in insolvency proceedings with respect to the insured investment if assets had been liquidated at book value on the day prior to the loss.

7.05 Appraisal. If OPIC determines that compensation is payable but OPIC and the Investor are unable to agree on a question of valuation, either may demand the appointment of an impartial appraiser. If the parties are unable to agree on the appraiser, the appointment shall be made by the American Arbitration Association. The appraiser's itemized appraisal shall be binding. Appraisal costs shall be borne equally by OPIC and the Investor.

7.06 Estimated Compensation. If OPIC determines that compensation is payable but conditions in the project country preclude reasonable efforts by OPIC to determine the precise amount due, OPIC may pay estimated compensation based on the information then available. OPIC may revise its estimate and recover any excess or pay any additional amount due upon receipt of additional information.

                                     VIII-1

                           Article VIII - Procedures.

8.01 Application for Compensation. An application for compensation shall demonstrate the Investor's right to compensation in the amount claimed. The Investor shall provide such additional information as OPIC may reasonably require to evaluate the application. The Investor may amend or withdraw an application for compensation at any time, but the right to recover compensation will be lost for any acts covered by a withdrawn application.

        (a) There is no time limit on application for inconvertibility compensation (Article III); however, compensation shall not exceed the Active Amount applicable in accordance with Section 3.02.

        (b) An application for expropriation compensation (Article V) must be filed within six months after the Investor has reason to believe that all requirements of Article IV have been satisfied.

        (c) A notice demonstrating the Investor's entitlement to political violence compensation for loss of assets (Article VI) must be filed within six months of the loss. The notice together with proof of the amount of compensation due will be considered a completed application, which must be filed within three years of the loss. The Investor may request adjusted cost compensation (Sec. 7.01(a)) and later amend the application within three years of the loss to elect replacement cost compensation (Sec. 7.01(b)).

        (d) OPIC shall have a reasonable time in which to complete processing of any application for compensation.

8.02 Assignment to OPIC. Within sixty days after OPIC notifies the Investor of the amount of compensation OPIC will pay under expropriation or political violence coverage, and concurrent with payment, the Investor shall transfer to OPIC (a) for expropriation, all interests attributable to the insured investment (Sec. 4.01) or funds (Sec.4.02) as of the date the expropriatory effect commences, including claims arising out of the expropriation, or (b) for political violence, claims arising out of the loss due to political violence (Sec. 6.01). The Investor shall transfer the interests and claims free and clear of, and shall agree to indemnify OPIC against, claims, defenses, counterclaims, rights of setoff and other encumbrances (except defenses relating to the expropriation).

                                     VIII-2

        In connection with an inconvertibility claim, immediately upon receipt of instructions from OPIC together with notification that it intends to pay such claim, the Investor shall deliver the local currency to OPIC by draft subject to collection (or, at OPIC's option, in cash), or, if the Investor is unable legally to deliver the local currency or if OPIC so requests, shall instead deliver an assignment of the Investor's rights with respect to the payment that is the subject of the claim.

        OPIC may decline all or any portion of the Investor's interests or claims; if so, the Investor's right to compensation shall be affected only as provided in Sec. 5.03.4(b).

8.03 Security. As a condition for paying compensation (including estimated compensation (Sec. 7.06)) prior to a final determination of its liability, OPIC may require the Investor to provide security, satisfactory to OPIC in its reasonable judgment, for repayment pursuant to section 9.02(b).

8.04 Excess Salvage Value. With respect to compensated expropriation and political violence claims, OPIC shall pay to the Investor any amounts OPIC realizes in United States dollars from the rights transferred (Sec. 8.02) in excess of

        (a) the compensation paid by OPIC; plus

        (b) reasonable interest; plus

        (c) OPIC's out-of-pocket expenses in maintaining and realizing funds from the transferred property.

However, this provision shall not in any way restrict OPIC's discretion to deal with the rights transferred. OPIC shall have no obligation to take action with respect to the rights transferred and shall incur no liability to the Investor for any actions taken or not taken after the transfer.

8.05 Arbitration. Any controversy relating to this contract shall be settled by arbitration in Washington, D.C. according to the then prevailing Commercial Arbitration Rules of the American Arbitration Association. Unless the Investor initiates arbitration, OPIC's liability shall expire one year after OPIC notifies the Investor of its determination concerning an application for compensation. A decision by arbitrators shall be final and binding, and any court having jurisdiction may enter judgment on it.

                                     VIII-3

8.06 Election of Active Amounts and Coverage Ceilings. By prior notice to OPIC effective as of the next due date for premiums (Sec. 1.06), the Investor may increase or decrease the Active Amount for any coverage for the remainder of the contract term, subject to the following limitations:

        (a) Active Amount shall not exceed the Coverage Ceiling (Sec. 1.06);

        (b) The Coverage Ceiling shall be reduced automatically by compensation paid by OPIC; Active Amount shall also be reduced for the remainder of the annual election period to which the claim relates (Sec. 3.02, Sec. 5.04(a), or Sec. 7.02(a));

        (c) For inconvertibility, expropriation, and political violence coverages, Active Amount shall not be less that the lesser of book value (Sec. 5.01) or the Coverage Ceiling for that coverage.

8.07 Termination. The Investor may terminate this contract effective as of any premium due date unless the premium is already paid. However, termination shall not affect any rights or obligations of either party relating to prior periods.

8.08 Legal and Miscellaneous. This contract shall be governed by the law of the District of Columbia, its conflict of law rules excepted. This contract constitutes the complete agreement between the parties, superseding any prior understandings. This contract may be modified, or its terms waived, only in writing.

8.09 Notices. Notices must be in writing and shall be effective when received. Notices may be given to the Investor at the address on the title page (unless changed in writing), and to OPIC at

        Overseas Private Investment Corporation
        Washington, D.C. 20527
          Attention: Vice-President, Insurance.

8.10 Refund of Premiums. Upon timely written request, OPIC will refund premiums pro rata if

        (a) excess coverage is elected while a valid claim for compensation is pending; or

        (b) the Investor becomes ineligible for coverage or ceases to hold all or a portion of the insured investment, in which case any refund shall be calculated from the later of (i) the date the Investor becomes ineligible or ceases to hold the insured investment, or (ii) the date OPIC receives such written request.

                        Article IX - Investor's Duties.


9.01    Duties.

        1. Representations and Project Execution. The Investor understands that OPIC has issued this contract based on statutory policy goals (22 U.S.C. Sec. 2191) as well as underwriting considerations. All statements made by the Investor to OPIC in connection with this contract are true and complete, and the investment and the project shall be carried out as described.

        2. Ownership and Eligibility. The Investor shall at all times remain the beneficial owner of the insured investment and shall remain eligible for OPIC insurance as

        (a) a citizen of the United States; or

        (b) a corporation or other association created under the laws of the United States, its states or territories, or which more than 50% of both the total interest and of each class of shares is beneficially owned by citizens of the United States; or

        (c) an entity created under foreign law in which a 95% interest is owned by entities eligible under (a) or (b).

        3. Self-Insurance. The Investor shall continue to bear the risk of loss of at least 10% of the book value of its interest in the foreign enterprise.

        4. Assignment. The Investor shall not assign this contract, or any of its rights, without OPIC's written consent, which shall not be withheld unreasonably.

        5. Premiums. The Investor shall pay the premiums for this contract in accordance with Article I. In the event that premiums are not paid when due, the Investor shall be in default but may cure this default within sixty days by paying the premiums plus interest at a rate of 12% per annum.

        6.      Accounting Records.

        (a) The Investor shall maintain in the United States true and complete copies of the records, books or account and current financial statements for the foreign enterprise necessary to compute and substantiate compensation, including

          (1) records documenting the investment;

          (2) annual balance sheets;

             (3) annual statements of income, retained earnings, cash flow and related footnotes.

        (b) Accounting records shall be maintained and financial statements prepared in United States dollars in accordance with principles of accounting generally accepted in the United States (including principles of accounting generally accepted in the United States (including principles of currency translation), as modified by the special accounting rules (Section 5.03.3 and Section 7.04(b)(3)).

        (c) Subject to the obligations of the Investor under Section 9.01.6, the Investor or the foreign enterprise shall retain all accounting records until

             (1) the deadline for filing an application for compensation has expired (Section 8.01); or

             (2) final action has been taken on an application for compensation (including arbitration and judicial appeals).

        However, if compensation has been paid, the accounting records shall be retained for three years after the Investor receives the compensation.

        7. Reports and Access to Information. In order that OPIC may perform its statutory duties, including settling claims and reporting to the Congress (22 U.S.C. Section 2200a), the Investor shall furnish OPIC with such information as OPIC may reasonably request, including

        (a) making available for interviews any persons subject to the Investor's practical control (including employees of the project and independent accountants);

        (b) making available for inspection and copying all documents and accounting records relating to the project (including workpapers of independent accountants if available);

        (c)  permitting OPIC to inspect the project; and

        (d) furnishing available information concerning the effects of the project on the economy of the United States, the environment, and the economic and social development of the country in which the project is located.

        The Investor's duties under this paragraph shall continue for the periods specified for retention of accounting records (Section 9.01.6(c)).

        8. Compulsory Notice. The Investor shall notify OPIC promptly if it has reason to believe that the Investor or the foreign enterprise will not be able to convert or transfer local currency during the waiting period (Article
II). The Investor shall notify OPIC promptly of any acts or threats to act in a manner which may come within the scope of the expropriation or political violence coverage (Articles IV and VI) and shall keep OPIC informed as to all relevant developments.

        9. Preservation, Transfer and Continuing Cooperation. At OPIC's request, the Investor shall promptly assign rights with respect to the investment, as required by Section 8.02. Prior to the assignment of rights required by Section 8.02, the Investor shall, in consultation with OPIC, take all reasonable measures to preserve property, to pursue available administrative and judicial remedies, and to negotiate in good faith with the governing authority of the country in which the project is located and other potential sources of compensation. After a transfer of rights or delivery of local currency, in exchange for reimbursement of reasonable out-of-pocket expenses, the Investor shall take all actions reasonably requested by OPIC to assist OPIC in preserving the property and rights transferred to OPIC and in prosecuting related claims.

        10. Other Agreements. The Investor shall not enter into any agreement with any foreign governing authority with respect to compensation for ay acts within the scope of coverage (Article II, IV or VI) without OPIC's prior written consent.


9.02 Default. Material breach or misrepresentation by the Investor shall constitute default, and OPIC may:

        (a)  refuse to make payments to the Investor.

        (b)  recover payments made; and

        (c) terminate this contract effective as of the date of the breach by giving notice to the Investor.


9.03 Non-Waiver. Neither OPIC's failure to invoke its rights, nor its acceptance of premiums, shall constitute waiver of any of its rights, even though OPIC knows of the Investor's breach.


9.04 Cure. OPIC may permit the Investor to cure a breach in a manner satisfactory to OPIC, but shall have no obligation to allow breaches to be cured.

                            ARTICLE X - AMENDMENTS


The following amendments are hereby incorporated as part of this Contract of Insurance No. E136:

10.01 The issuance by OPIC of this Contract of Insurance shall not constitute an acknowledgment or assurance by OPIC of the validity of any agreement or arrangement constituting or relating to the investment under the laws of Russia.

10.02 Anything in the contract to the contrary notwithstanding, the book value of the portion of the issued investment described in Section 1.01.1(a)(ii) and Section 1.01.1(d) shall be the lesser of (a) the aggregate unpaid balance of the amount thereof actually received by the recorded as a liability on the books of the foreign enterprise, as evidenced by promissory notes or other documentation satisfactory to OPIC in the reasonable exercise of its discretion, together with unpaid interest accrued thereon, (the "Liability") reduced by the amount of any provision for uncollectibility of the Liability on the books of the Investor, and (b) the amount of the Liability that would be recoverable by the Investor as a liability of the foreign enterprise, in accordance with the priority of the Liability among the creditors of the foreign enterprise, if the assets of the foreign enterprise were liquidated at book value on the relevant date.

10.03   Section 1.05, "Term", is amended in its entirety to read as follows:

        "1.05   Term.

                This contract shall enter into force on the date it has been signed by OPIC and the Investor and shall terminate as follows:

                (a) 20 years afterward unless terminated earlier (Section 8.07; Section 9.02), with respect to the individual investment component identified in subparagraph 1.01.1(a) above and the corresponding shares of common stock identified in subparagraph 1.01.1(c) above; and

                (b) April 30, 1996, with respect to the individual investment component identified in subparagraph 1.01.1(b) above and the corresponding participation interest identified in subparagraph 1.0.1(d) above unless otherwise agreed in writing by OPIC prior to such date."

10.04 Notwithstanding any other provision of this contract to the contrary, the Investor shall not file applications for compensation under, and OPIC shall have no liability for claims under, inconvertibility coverage (Articles II and III) in excess of $450,000 in any 91-day period.

10.05 Subsection 4.01(b) is amended by deleting the words "or material breach of local law".

10.06 Notwithstanding any other provision of this contract to the contrary, any amount of value-added tax under the laws of the Russian Federation imposed on the loan shall be deducted from compensation paid by OPIC shall have no liability for such value-added tax.

10.07 Section 9.01. "Duties", is amended by adding the following new subsections 11, 12, 13 and 14 at the end thereof:

        "11. Legality. The Investor has implemented and shall implement the investment and the project in compliance in all material respects with all applicable laws, decrees, regulations, administrative determinations and procedures of the foreign governing authority.

        "12. Workers Rights. The Investor agrees not to take actions to prevent employees of the foreign enterprise from lawfully exercising their right of free association and their right to organize and bargain collectively. The Investor further agrees to observe applicable laws relating to a minimum age for employment of children, acceptable conditions of work with respect to minimum wages, hours of work, and occupational health and safety, and not to use forced labor. The Investor agrees not to interfere with or coerce an employee of the foreign enterprise on the basis of trade union activities or membership. The Investor further agrees not to take any action on the basis of such activities or membership which may result in the termination, suspension, demotion, or transfer of said employee by the foreign enterprise, or by an officer, agent or other representative thereof. The Investor is not responsible under this paragraph for the actions of a foreign government.

        "13. Environmental Covenants. The Investor covenants that with respect to the project.

              (a) The foreign enterprise will comply with in all material respects, and shall conduct its business, operations, assets, equipment, property, leaseholds, and other facilities materially in compliance with, the provisions of all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder. The foreign enterprise shall maintain all material required permits, licenses, certificates and approvals relating to: (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes, or (vi) other environmental, health or safety matters, to the extent applicable.

              (b) The foreign enterprise will annually obtain a logging ticket and duly comply with the provisions of the environmental guidelines set forth in Annex A hereto (the "environmental guidelines"). The foreign enterprise shall appoint an independent environmental advisory committee (the "oversight group"), to be composed of three members chosen by the foreign enterprise, with OPIC's prior approval (such approval not to be unreasonably withheld) and one representative of the foreign enterprise. The oversight group will (i) review the foreign enterprise's harvesting plan submitted to the Khabarovsk Kray Forest Natural Resources Authority for approval (the "harvesting plan"), and (ii) annually monitor the foreign enterprise's compliance with the harvesting plan and Annex A.

                "14. Modifications. The Investor shall not terminate, amend or grant any waiver of, or assign any of the respective duties or obligations under, the Participation Agreement dated June 9, 1995, between State Street Bank and the Investor (other than amendments or waivers, either to correct manifest error or which are of a formal, minor, or technical nature and do not change materially any party's rights or obligations) without OPIC's prior written consent, which consent shall not be withheld unreasonably. The Investor shall not permit State Street Bank and Trust Company to terminate, amend or grant any waiver of, or assign any of the respective duties or obligations under, the Master Short-Term Credit Agreement dated June 9, 1995, between State Street Bank and Trust Company and the foreign enterprise (other than amendments or waivers, either to correct manifest error or which are of a formal, minor, or technical nature and do not change materially any party's rights or obligations) without OPIC's prior written consent, which consent shall not be withheld unreasonably."

10.08 Notwithstanding any other provision of this contract, neither the non-renewal of the licenses and land leases granted by the foreign governing authority related to the project nor cancellation of the licenses and leases by the foreign governing authority due to non-fulfillment by the Investor of its obligations under the licenses and leases shall constitute compensable acts under Articles IV and V of this contract.

THE PIONEER GROUP, INC.

By: /s/ JOHN F. LAWLOR                     Date: 9/29/95
    ----------------------------                 ----------------------------
                                                 Effective September 29, 1995


                         John F. Lawlor, Vice-President
-----------------------------------------------------------------------------
Print Name and Title


OVERSEAS PRIVATE INVESTMENT CORPORATION

By: /s/ DANIEL W. RIORDAN                  Date: 10/2/95
    ----------------------------                 ----------------------------
                                                 Effective September 29, 1995


        Daniel W. Riordan,
        Vice President for Insurance
--------------------------------------------
Print Name and Title

                      ANNEX A -- ENVIRONMENTAL GUIDELINES

The foreign enterprise will conduct its operations in accordance with the "Environmental Impact Assessment of the Siziman Timber Project" prepared by Jaakko Poyry Consulting Oy dated September 15, 1994 and revised on November 14, 1994, and attached hereto as Annex B, as amended by this Annex A. The foreign enterprise shall do so in compliance in all material respects with all applicable laws, decrees, regulations, administrative determinations and procedures of the foreign governing authority.

- Harvesting of timber in the "coastal protection forest" will use selective logging techniques only. No clearcutting will take place in the coastal protection forest.

- In the "Siziman Production Forest," clearcutting will be conducted in a manner consistent with the June, 1992 U.S.F.S. Policy Guidelines, unless application of the U.S.F.S. Policy Guidelines (attached hereto as Annex C) clearly support a different approach.

- Consistent with effective fire prevention policy and Russian law, the foreign enterprise will seek to leave as much slash as possible in harvested areas, so as to maximize conditions for regeneration and soil protection.

- No clearcutting of timber or road building will take place on slopes greater than 17 degrees. Any selective harvesting of timber on slopes of between 17 and 27 degrees will make use of cables rather than heavy machinery wherever feasible.

- Any exceptions to the clearcutting or slope standards noted above will be reviewed by a committee of experts appointed jointly by OPIC, the Investor, and Starma-Holding, a shareholder in Forest-Starma (together, the "sponsors").

- Natural reforestation will be favored wherever feasible and will be supplemented by artificial reforestation as necessary to attain maximum regeneration of harvested areas in a manner approximating natural forest conditions.

- The sponsors will fund a local study of possible internationally protected species' habitats in the Project area and will take effective measures to protect such habitats.

- As part of its monitoring requirements, OPIC will have the right to review timber management plans for consistency with the above representations, in advance of their submission to regional or federal authorities for final approval.